UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

March 8, 2012
(Date of Report)
(Date of earliest event reported)

JOHN WILEY & SONS, INC.
(Exact name of registrant as specified in its charter)

New York
(State or jurisdiction of incorporation)

0-11507	13-5593032
----------------------------------------------------	---------------------------------------------
Commission File Number	IRS Employer Identification Number
111 River Street, Hoboken NJ	07030
----------------------------------------------------	---------------------------------------------
Address of principal executive offices	Zip Code
Registrant’s telephone number, including area code:	(201) 748-6000
---------------------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
  [ ] Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)
  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)
  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))
  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR   240.13e-4(c))

This is the first page of a 15 page document.

ITEM 7.01:	REGULATION FD DISCLOSURE

The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003).  In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended.  The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

On March 8, 2012, John Wiley & Sons Inc., a New York corporation (the “Company”), issued a press release announcing the Company’s financial results for the third quarter of fiscal year 2012. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated.

Exhibit No.	Description

99.1   Press release dated March 8, 2012 titled “John Wiley & Sons Reports Third Quarter Fiscal Year 2012 Results” (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Investor Contact:
Brian Campbell
Director, Investor Relations
201-748-6874
brian.campbell@wiley.com

John Wiley & Sons, Inc., Reports Third Quarter Fiscal Year 2012 Results
Change
$ millions	FY12	FY11	Excluding FX	Including FX
Revenue: Q3 Nine Months	$451 $1,328	$448 $1,298	1% 0.3%	1% 2%
Adjusted EPS: Q3 Nine Months	0.91 2.42	0.84 2.37	6% (1%)	8% 2%
GAAP EPS: Q3 Nine Months	1.03 2.69	0.74 2.34	37% 12%	39% 15%

Adjusted EPS
Adjusted EPS growth for the third quarter excludes a $0.12 per share one-time tax benefit in FY12 related to the release of a tax reserve previously recorded as part of the 2007 Blackwell acquisition and a $0.10 per share bad debt charge related to Borders in the third quarter of FY11. Adjusted EPS for the first nine months also excludes a $0.14 and $0.07 per share deferred tax benefit due to changes in the U.K. statutory tax rates in fiscal year 2012 and 2011, respectively.

March 8, 2011 (Hoboken, NJ) – John Wiley and Sons, Inc. (NYSE: JWA and JWB), a global provider of content and workflow solutions in areas of scientific, technical, medical and scholarly research; professional and personal development; and education today announced results for the third quarter of fiscal year 2012:

•	Revenue growth of 1% including and excluding foreign exchange (or “FX”)
•	Revenue by segment, including FX: STMS +3%, P/T -6% and Education +2%
•	Adjusted EPS grew 8% to $0.91, or 6% excluding FX. Growth was driven by top-line results, prudent expense management and lower interest expense and income taxes.
•	Shared Services and Administrative Costs excluding FX, were up 3% to $91 million, driven principally by technology spending to support investments in digital products and infrastructure.
•	Outlook: Reaffirming FY12 revenue guidance of low single-digit growth excluding FX and EPS guidance in a range from $3.15 to $3.20 including the effect of FX and excluding the unusual tax benefits.
•
Acquisition:  In February, Wiley acquired Inscape Holdings, a leading global provider of workplace learning solutions, for $85 million in cash.  Inscape will be integrated into Wiley’s Professional/Trade business where it will combine Wiley’s extensive reservoir of valuable content and its global reach in leadership and training with Inscape’s technology, distribution network, and talent expertise, including the innovative EPIC online assessment-delivery platform and an elite network of nearly 1,700 independent consultants, trainers, and coaches.  Annually, Inscape generates approximately $20 million in revenue.

•
Divestment:  On March 7, 2012, Wiley announced that it intends to explore opportunities to sell a number of its consumer print and digital publishing assets in its Professional/Trade business as they no longer align with the company’s long-term business strategy.  Fiscal year 2011 revenue associated with the assets to be sold was approximately $85 million with a direct contribution to profit, before shared-service expenses, of approximately $6 million.  Assets include travel (including the well-known Frommer’s brand), culinary, general interest, nautical, pets, crafts, Webster’s New World, and CliffsNotes.  Wiley will re-deploy resources in its Professional/Trade business to build on its global market-leading positions in business, finance, accounting, leadership, technology, architecture, psychology, education, and through the For Dummies brand.

•	Share Repurchases: Wiley repurchased 520,000 shares this quarter at a cost of $23 million. The Company has 2.9 million authorized shares remaining in its program

Management Commentary
“Growth in STMS and Global Education was partially offset by weakness in our Professional/Trade business.  Unfavorable comparables to the prior year as a result of the bankruptcy of Borders in December 2010 weighed heavily on our Professional/Trade results this quarter,” said Stephen M. Smith, President and CEO.

Mr. Smith continued, “After conducting a strategic review of the Professional/Trade business, we have decided to explore opportunities to divest several consumer print and digital publishing assets to focus on information and solutions for professionals and lifelong learners.  To that end we recently acquired Inscape Holdings, a leading provider of workplace learning and assessment solutions.  The acquisition will combine Wiley’s valuable content and global reach in leadership and training with Inscape’s online assessment-delivery platforms, talent expertise and network of 1,700 independent consultants, trainers, and coaches.”

 “In STMS, we are encouraged by calendar year 2012 journal renewals, which are proceeding slightly better than expected.  Book sales have been softer than we expected but most of our leading indicators are positive, including our society wins and online usage.  Global Education showed modest growth this quarter.”

“While the global economic environment remains difficult, we are very optimistic about the opportunities we see in research, professional development, and education.  We are excited with our recent acquisition, which will allow us to provide content-enabled services in leadership and training, globally.  And we are focused on reducing costs and improving efficiencies across the business."

Outlook
Mr. Smith concluded, “Based on results for the first nine months and other leading indicators, we are maintaining our full year revenue guidance of low single-digit growth, excluding FX and our EPS guidance of $3.15 to $3.20, including FX and excluding the unusual tax benefits.”

Foreign Exchange
Any references to “currency neutral,” “excluding foreign exchange (FX),” and “performance basis” exclude the effect of foreign exchange transactions and translation. Unless otherwise noted, the impact of foreign exchange on the variance explanations presented is insignificant. The weighted average foreign exchange translation rates reflected in Wiley’s income statement during fiscal year 2011 were approximately 1.56 Sterling and 1.33 Euro.

SCIENTIFIC, TECHNICAL, MEDICAL, AND SCHOLARLY (STMS)
•	Third quarter revenue +3% including and excluding FX
•	Third quarter contribution to profit +2% including and +1% excluding FX
•	Calendar year 2012 journal subscription renewals proceeding slightly better than expected; 75% of targeted full year business closed at quarter-end, up from 73% at the same period last year.

STMS revenue for the quarter was up 3% to $245 million, including and excluding foreign exchange.   Journal subscription revenue, digital book and reference sales and advertising were partially offset by lower journal reprint revenue.  Direct contribution to profit for the quarter grew 2% to $99 million, including and excluding FX, due to top line results, partially offset by higher royalties.

Society Partnerships
•	Two new society journals were signed in the quarter with combined annual revenue of $1.4 million; 22 new journals signed in the first nine months.
•	39 renewals/extensions were signed in the quarter with $20 million in combined annual revenue; 87 journals renewed in the first nine months.
•	Two journals lost in the quarter with combined annual revenue of $633,000; six journals lost year-to-date.

New Society Contracts
•
Journal of the American Heart Association for the American Heart Association – the first open access online-only journal for the AHA. The online journal has been launched on-time and on-budget.  This is a new society relationship for STMS, and one that was enabled by our Gold (Funded) Open Access publishing capabilities.

•
British Educational Research Journal (BERJ) and a new-start review journal for the British Educational Research Association (BERA).  BERA is the largest educational research organization outside of the U.S., with 1,800 members.

Alliances
•	Wiley has been selected as preferred publisher by both the Society for Information Display (SID) and the American Society for Engineering Education (ASEE).
•	An agreement has been signed by Asian Chemical Editorial Society and Wiley-VCH to collaborate on European Journal of Organic Chemistry and Asian Journal of Organic Chemistry.

Online Library Usage and Other Digital Initiatives
•	Overall, full-text accesses (FTAs) on Wiley Online Library grew by 12% for the quarter. Total visits were up 19% compared to the previous quarter.
•	Wiley completed and deployed custom Web sites for six of its society partners.

PROFESSIONAL/TRADE (P/T)
•	Third quarter revenue fell 6%, or 5% excluding FX.
•	e-book revenue nearly doubled to $9 million, or 9% of P/T revenue overall.
•	Acquisition of Inscape for workplace learning and assessment in February
•	Planned divestment of consumer lines, including travel, cooking, general interest, nautical, pets, crafts, Webster’s New World, and CliffsNotes.

P/T revenue fell 6% to $108 million, or 5% excluding FX primarily due to softness in the consumer line, primarily cooking and travel, and business.  The decline was a result of the loss of comparable sales from the prior year to Borders through December, a weak global economy, and soft retail sales.

Adjusted direct contribution to profit, which excludes a $9 million third quarter fiscal year 2011 bad-debt charge related to Border’s, fell 7% to $28 million, reflecting lower revenue partially mitigated by cost saving initiatives.

Results by Major Category (excluding FX)
•	Business down 10% to $33 million, with solid growth in digital sales
•	Consumer fell 10% to $34 million due in large part to Borders
•	Technology grew 2% to $23 million
•	Professional Education grew 7% at $6 million
•	Architecture down 3% at $7 million
•	Psychology grew 4% at $3 million

Digital Revenue
•	e-book sales increased $4.5 million in the quarter to $9 million, accounting for 9% of P/T revenue. Strong growth at Amazon, Barnes & Noble, and Apple drove results.

New Titles/Products of Note
•
Business and Finance:  GMAT Business Ready is a digital "boot camp" product for GMAC, aimed primarily at students starting business school. The product contains four modules (Accounting, Finance, Statistics, and Quantitative Skills) that can be purchased separately or in combination.   The Advantage Audit Guides are workflow tools that allow users to download targeted business forms to use when performing an audit.  The CPA Test Bank is an online test-preparation product that is targeted to users studying for the CPA exam. It consists of sample test questions, and enables users to create and take exams in various modes, see their results and track their progress.

•	Technology: iPad 2 For Dummies, 3e, by Edward C. Baig and Bob LeVitus; iPhone 4S Portable Genius, 2e by Paul McFedries; Liars and Outliers by Bruce Schneier.
•
Consumer:  Small Business For Dummies, 4e by Eric Tyson and Jim Schell; The Paleo Answer; Frommer’s France Day by Day; Frommer’s Toronto; Better Homes & Gardens Ultimate Low-Calorie Cookbook, Weight Watchers One-Pot Cookbook, and the Digital Edition of The Culinary Institute of America’s The Professional Chef, 9e.

•	Professional Education:Teach Like A Champion Field Guide, a follow-on guide to Doug Lemov’s highly successful Teach Like A Champion.
•	Architecture: Meggs’ History of Graphic Design 5e in print and multiple e-formats
•
e-books: We released several enhanced e-books in the quarter. Bloomberg Visual Guide to Municipal Bonds and Bloomberg Visual Guide to Candelstick Consulting provide valuable resources for finance professionals and incorporate instructional videos of the author embedded in the text.

•
Mobile Apps: Stock Traders Almanac 2012 – Calendar and Market Data Tool, based on over 40 years of research, features complete historical market data for every trading day of 2012, providing timing triggers for market cycles and seasons, as well as probabilities for each trading day, week, and month.

GLOBAL EDUCATION
•	Third quarter revenue up 2% including and excluding FX
•	Third quarter contribution to profit up 5% including and excluding FX
•
Non-traditional and digital revenue, which includes WileyPLUS, fell 3% to $28 million, accounting for 29% of total Global Education revenue; year-to-date total non-traditional and digital revenue has grown 5% to $73.4 million.

Third quarter Global Education revenue was up 2% to $98 million, both including and excluding FX.  Growth of 4% in North America offset a decline in EMEA.

Direct contribution to profit grew 5% to $42 million due to top line results and lower accrued incentive compensation.

Global Revenue
•	Americas was up 4% to $66 million
•	EMEA fell 9% to $5.3 million
•	Asia-Pacific grew 1% to $26 million

WileyPLUS and Other Non-traditional and Digital Revenue Products

WileyPLUS billings picked up in the third quarter, growing 7% overall with solid growth in digital-only billings. Year-to-date WileyPLUS billings remain 3% down versus prior year, primarily as a result of the significant drop in for-profit college enrollments. WileyPLUS revenue for the quarter and year-to-date period declined approximately 6% compared with the prior year period. Year-to-date revenue from e-books, digital content sold directly to institutions, binder editions, and custom publishing increased 12% to $50 million.

We launched our WileyPLUS integration with Blackboard Learn in January.  We are currently field testing the integration in over 50 courses.  Beginning next fall, WileyPLUS users at schools that also use the current release of Blackboard Learn as their learning management system will be able to seamlessly integrate and customize their Blackboard courses with WileyPLUS, including instructor assignments, student homework, Wiley-provided resources and their own materials. Through this new service we expect to convert more print users to WileyPLUS. We believe this will increase direct e-commerce sales by allowing students to purchase WileyPLUS directly through their instructors’ Blackboard course site.

Note:
The Company provides cash flow and income measures referred to as adjusted EPS and free cash flow, which exclude certain items.  Management believes the exclusion of such items provides additional information to facilitate the analysis of results.  These non-GAAP measures are not intended to replace the financial results reported in accordance with GAAP.

Conference Call
•	Scheduled for today, March 8, at 10:00 a.m. (EST). Wiley will discuss financial results for the third quarter of fiscal year 2012.
•	U.S. callers, please dial (866) 200-6965 and enter the participant code 30095282#
•	International callers, please dial (646) 216-7221 and enter the participant code 30095282#
•	Access the webcast at www.wiley.com> Investor Relations> Events and Presentations, or http://www.wiley.com/WileyCDA/Section/id-370238.html
•
A replay of the conference call will be available through March 15, 2012, and may be accessed by calling (866) 206-0173 and entering pin code 269999#.  Additionally, an archive of the webcast will be available for a period of up to 14 days.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used-book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

About Wiley
Wiley publishes scientific, technical, medical, and scholarly journals, encyclopedias, books, and online products and services; professional/trade books, subscription products, training materials, and online applications and Web sites; and educational materials for undergraduate and graduate students and lifelong learners. Wiley's global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada, and Australia. The Company's Web site can be accessed at http://www.wiley.com.

JOHN WILEY & SONS, INC.
UNAUDITED SUMMARY OF OPERATIONS
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
JANUARY 31, 2012 and 2011
(in thousands, except per share amounts)

US GAAP

	Third Quarter Ended January 31,			Nine Months Ended January 31,
	2012	2011	% Change	2012	2011	% Change

Revenue	$451,111	447,855	1%	$1,328,165	1,297,637	2%

Costs and Expenses
Cost of Sales	142,131	137,909	3%	404,472	402,717	0%
Operating and Administrative Expenses	221,648	222,206	0%	686,132	649,097	6%
Additional Provision for Doubtful Trade Account	-	9,290		-	9,290
Amortization of Intangibles	8,875	8,800	1%	26,965	26,094	3%

Total Costs and Expenses	372,654	378,205	-1%	1,117,569	1,087,198	3%

Operating Income	78,457	69,650	13%	210,596	210,439	0%
Operating Margin	17.4%	15.6%		15.9%	16.2%

Interest Expense	(2,768)	(4,630)	-40%	(6,270)	(15,161)	-59%
Foreign Exchange Losses	(184)	(887)	-	(1,149)	(1,646)	-
Interest Income and Other	421	743		2,294	1,626

Income Before Taxes	75,926	64,876	17%	205,471	195,258	5%

Provision for Income Taxes	13,017	19,259		40,990	51,938

Net Income	$62,909	45,617	38%	$164,481	143,320	15%

Earnings Per Share- Diluted	$1.03	0.74	39%	$2.69	2.34	15%

Average Shares - Diluted	60,845	61,549		61,255	61,175

ADJUSTED

	Third Quarter Ended January 31,			Nine Months Ended January 31,
	2011	2010	% Change	2011	2010	% Change

Revenue	$451,111	447,855	1%	$1,328,165	1,297,637	2%

Costs and Expenses
Cost of Sales	142,131	137,909	3%	404,472	402,717	0%
Operating and Administrative Expenses	221,648	222,206	0%	686,132	649,097	6%
Amortization of Intangibles	8,875	8,800	1%	26,965	26,094	3%

Adjusted Total Costs and Expenses (A)	372,654	368,915	1%	1,117,569	1,077,908	4%

Adjusted Operating Income (A)	78,457	78,940	-1%	210,596	219,729	-4%
Adjusted Operating Margin (A)	17.4%	17.6%		15.9%	16.9%

Interest Expense	(2,768)	(4,630)	-40%	(6,270)	(15,161)	-59%
Foreign Exchange Losses	(184)	(887)	-	(1,149)	(1,646)	-
Interest Income and Other	421	743		2,294	1,626

Adjusted Income Before Taxes (A)	75,926	74,166	2%	205,471	204,548	0%

Adjusted Provision for Income Taxes (A,B)	20,541	22,510		57,283	59,344

Adjusted Net Income (A,B)	$55,385	51,656	7%	$148,188	145,204	2%

Adjusted Earnings Per Share- Diluted (A,B)	$0.91	0.84	8%	$2.42	2.37	-2%

Average Shares - Diluted	60,845	61,549		61,255	61,175

(A)
The adjusted results exclude a bad debt provision related to a doubtful trade receivable account with Borders Group Inc. of $9.3 million pre-tax, or $6.0 million after-tax ($0.10 per share) for the third quarter and nine months ending January 31, 2011.

(B)
The adjusted provision for income taxes in the first nine months of fiscal years 2012 and 2011 exclude tax benefits of $8.8 million and $4.2 million, respectively, principally derived from a legislative reduction in the United Kingdom corporate income tax rates.  The benefits reflect the remeasurement of the Company's expected deferred tax liability position in the UK as of April 1, 2012 and 2011, respectively, and had no current cash tax impact.  The adjusted provision for income taxes for the three and nine months ending January 31, 2012 also exclude a tax benefit of $7.5 million related to the reversal of an income tax reserve recorded in conjunction with the Blackwell acquisition.

Note: The Company has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP.  These non-GAAP financial measures, as shown in the attached Adjusted Summary of Operations, are used in evaluating results of operations for internal purposes.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP.  Rather, the Company believes the exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

JOHN WILEY & SONS, INC.
UNAUDITED SEGMENT RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
JANUARY 31, 2012 AND 2011
(in thousands)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2012	2011	% Change	2012	2011	% Change
Revenue

Scientific, Technical, Medical and Scholarly	$245,476	237,939	3%	$749,261	712,220	5%
Professional/Trade	107,973	114,468	-6%	320,007	327,191	-2%
Global Education	97,662	95,448	2%	258,897	258,226	0%
Total	$451,111	447,855	1%	$1,328,165	1,297,637	2%

Direct Contribution to Profit

Scientific, Technical, Medical and Scholarly	$98,984	97,061	2%	$312,323	293,955	6%

Professional/Trade
Adjusted Direct Contribution to Profit (A)	27,848	29,845	-7%	81,633	80,682	1%
Additional Provision for Doubtful Trade Account	-	(9,290)		-	(9,290)
Professional/Trade – US GAAP	27,848	20,255	35%	81,633	71,392	14%

Global Education	42,255	40,177	5%	100,956	104,192	-3%

Total	$169,087	157,793	7%	$494,912	469,539	5%

Shared Services and Administrative Costs
Distribution	$(27,110)	(27,612)	-2%	$(82,511)	(81,833)	1%
Technology Services	(34,880)	(31,453)	11%	(103,916)	(87,028)	19%
Finance	(11,098)	(11,198)	-1%	(33,032)	(31,580)	5%
Other Administration	(17,542)	(17,880)	-2%	(64,857)	(58,659)	11%
Total	$(90,630)	(88,143)	3%	$(284,316)	(259,100)	10%

Operating Income	$78,457	69,650	13%	$210,596	210,439	0%

(A)	The adjusted results exclude a bad debt provision related to a doubtful trade receivable account with Borders Group Inc. of $9.3 million for the third quarter and nine months ending January 31, 2011.

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FINANCIAL POSITION
(in thousands)

	January 31,		April 30,
	2012	2011	2011

Current Assets
Cash & cash equivalents	$284,456	305,441	201,853
Accounts receivable	218,370	208,768	168,310
Inventories	104,948	110,231	106,423
Prepaid and other	34,070	40,943	50,904
Total Current Assets	641,844	665,383	527,490
Product Development Assets	113,993	114,700	109,554
Technology, Property and Equipment	172,527	153,367	165,541
Intangible Assets	873,741	911,798	932,730
Goodwill	624,448	627,385	642,898
Other Assets	52,088	48,225	51,928
Total Assets	2,478,641	2,520,858	2,430,141

Current Liabilities
Accounts and royalties payable	204,304	207,336	155,262
Deferred revenue	303,646	265,180	321,409
Accrued employment costs	52,056	57,218	87,770
Accrued income taxes	18,668	27,781	5,924
Accrued pension liability	4,326	2,274	4,447
Other accrued liabilities	51,620	48,853	57,853
Current portion of long-term debt	-	106,875	123,700
Total Current Liabilities	634,620	715,517	756,365
Long-Term Debt	483,000	525,025	330,500
Accrued Pension Liability	85,012	123,787	91,594
Deferred Income Tax Liabilities	183,788	172,148	192,909
Other Long-Term Liabilities	68,773	77,531	80,884
Shareholders' Equity	1,023,448	906,850	977,889
Total Liabilities & Shareholders' Equity	$2,478,641	2,520,858	2,430,141

Prior year reclassification:  The Company has historically reported sales return reserves, net of an inventory and royalty recovery, as a component of Accounts receivable.  In the fourth quarter of fiscal year 2011, the Company changed the presentation of the net sales return reserve to reflect each respective balance sheet account.  As such, the Company reclassified approximately $11.8 million to increase Inventory and $9.9 million to reduce Accounts and royalties payable from the January 31, 2011 Accounts receivable balance.

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FREE CASH FLOW
(in thousands)

	Nine Months Ended
	January 31,
	2012	2011
Operating Activities:
Net income	$164,481	143,320
Amortization of intangibles	26,965	26,094
Amortization of composition costs	36,877	37,381
Depreciation of technology, property and equipment	37,350	33,806
Additional Provision for Doubtful Trade Account (net of tax)	-	6,039
One-time non-cash tax benefits	(16,293)	(4,155)
Stock-based compensation	13,055	12,630
Excess tax benefits from stock-based compensation	(1,362)	(2,529)
Pension expense, net of contributions	635	8,788
Royalty advances	(82,083)	(76,992)
Earned royalty advances	69,367	65,057
Other Non-cash charges	32,325	25,981
Change in deferred revenue	(10,632)	(14,456)
Net change in operating assets and liabilities, excluding acquisitions	(4,700)	15,239
Cash Provided by Operating Activities	265,985	276,203

Investments in organic growth:
Composition spending	(37,302)	(37,060)
Additions to technology, property and equipment	(47,928)	(32,704)

Free Cash Flow	180,755	206,439

Other Investing and Financing Activities:
Acquisitions, net of cash	(6,386)	(6,452)
Repayment of long-term debt	(789,137)	(271,900)
Borrowings of long-term debt	817,937	254,800
Change in book overdrafts	(27,278)	(27,874)
Cash dividends	(36,310)	(28,969)
Purchase of treasury shares	(60,638)	(10,142)
Debt financing costs	(3,119)	-
Proceeds from exercise of stock options and other	12,674	24,595
Excess tax benefits from stock-based compensation	1,362	2,529
Cash Used for Investing and Financing Activities	(90,895)	(63,413)

Effects of Exchange Rate Changes on Cash	(7,257)	8,902

Increase in Cash and Cash Equivalents for Period	$82,603	151,928

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Composition spending	$(37,302)	(37,060)
Additions to technology, property and equipment	(47,928)	(32,704)
Acquisitions, net of cash	(6,386)	(6,452)
Cash Used for Investing Activities	$(91,616)	(76,216)

Financing Activities:
Cash Used for Investing and Financing Activities	$(90,895)	(63,413)
Less:
Acquisitions, net of cash	(6,386)	(6,452)
Cash Used for Financing Activities	$(84,509)	(56,961)

Note: The Company’s management evaluates performance using free cash flow.  The Company believes free cash flow provides a meaningful and comparable measure of performance.  Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for or provided by operating activities, investing activities and financing activities, as an indicator of performance.

Prior year reclassification: The Company has historically presented author advance payments as a component of Investments in organic growth.  In the fourth quarter of fiscal year 2011, the Company changed the presentation of author advance payments from an Investing Activity to an Operating Activity. To be consistent with the current year presentation, the Company reclassified approximately $77.0 million of author advance payments for the first nine months of fiscal year 2011 from investing activities to operating activities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By	/s/ Stephen M. Smith
Stephen M. Smith
President and Chief Executive Officer

By	/s/ Ellis E. Cousens
Ellis E. Cousens
Executive Vice President and
Chief Financial & Operations Officer

Dated: March 8, 2012